   As filed with the Securities and Exchange Commission on September 28, 1999
                                                       Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                       PRECISION OPTICS CORPORATION, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     MASSACHUSETTS                                       04-2795294
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                22 East Broadway
                          Gardner, Massachusetts 01440
                                 (978) 630-1800
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               JACK P. DREIMILLER
           Senior Vice President, Finance, and Chief Financial Officer
                          PRECISION OPTICS CORPORATION
                                22 East Broadway
                          Gardner, Massachusetts 01440
                                 (978) 630-1800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                            PATRICK O'BRIEN, ESQUIRE
                                  ROPES & GRAY
                             One International Place
                              Boston, MA 02110-2624
                                 (617) 951-7000
                           ---------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                           CALCULATION OF REGISTRATION FEE

Title of Shares                 Amount to be          Proposed Maximum       Proposed Maximum      Amount of
to be Registered                Registered            Offering Price Per     Aggregate Offering    Registration Fee
                                                      Share (1)              Price (1)
 Common Stock - $.01 Par              2,000,000           $1.03125             $2,062,500            $574
Value


(1) Estimated, pursuant to Rule 457(c), solely for purposes of calculating the registration fee based on the average of the high and low sales prices of the Registrant's Common Stock on September 24, 1999 as reported on the Nasdaq SmallCap Market, which date is within five business days of the date of this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THE COMMON STOCK COVERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL STOCK AND IT IS NOT SOLICITING AN OFFER TO BUY STOCK IN ANY STATE WHERE AN OFFER AND SALE IS NOT PERMITTED.


--------------------------------------------------------------------------------


PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                             __________ __, 1999

                       PRECISION OPTICS CORPORATION, INC.

                                -----------------

         We design, develop, manufacture and sell a variety of products that make use of sophisticated lenses, prisms, mirrors and other devices that detect and transmit light and visual images. Our products include:

                  -        arthroscopes, which are used in joint surgery;

                  - laryngoscopes, which are used in the diagnosis of diseases of the throat;

                  -        laparoscopes, which are used in abdominal surgery;
                           and

                  - stereo endoscopes, which are currently being tested for use in heart surgery.

In addition, we are currently developing a filter component for a device designed to increase the amount of data that can be transmitted over fiber optic cable lines.

         Our principal executive offices are located at 22 East Broadway, Gardner, Massachusetts 01440 and our phone number is (978) 630-1800.

         The persons listed as "selling stockholders" on page 7 of this prospectus are using the prospectus to offer for sale a total of 2,000,000 shares of our Common Stock, par value $0.01 per share. We will not receive any of the proceeds of this offering.

         Our Common Stock is traded on the NASDAQ SmallCap Market under the symbol "POCI." On September 27, 1999, the last reported sale price of our Common Stock was $1.125 per share.

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS.


                           ---------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK COVERED BY THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------



                 The date of this prospectus is __________, 1999

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                            PAGE

Risk Factors................................................................ 2
Where You Can Find Additional Information................................... 6
Incorporation of Certain Documents By Reference............................. 7
Use of Proceeds. . . . . . ................................................. 7
Selling Stockholders........................................................ 7
Plan of Distribution........................................................ 8
Legal Matters............................................................... 9
Experts.....................................................................10


                                  RISK FACTORS

         YOU SHOULD CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS SECTION OF THE PROSPECTUS IN DECIDING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

         In this prospectus, and from time to time in public statements made by our management, we have made and will continue to make forward-looking statements about our business, including predictions about our future financial performance. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS PREDICTED IN THIS PROSPECTUS AND IN FUTURE PUBLIC STATEMENTS. Factors that might cause such a difference include, but are not limited to, the factors discussed below:

OUR STOCK FACES SIGNIFICANT PRICE AND VOLUME VOLATILITY--AS A RESULT, YOU COULD ENCOUNTER DIFFICULTY SELLING OUR STOCK AND OUR STOCK PRICE MAY BE UNSTABLE FROM TIME TO TIME.

         Our Common Stock has had a public market since November 1990. The price of our Common Stock has from time to time experienced significant price and volume fluctuations. During calendar year 1998, for example, the market price of our Common Stock decreased by 25% in one single trading day and increased by 31% in another single trading day. The reasons for these fluctuations are sometimes unrelated to our own operating performance. For instance, a competitor's product failure or announcement of a new technology or product may have a significant impact on the market price of our Common Stock. In addition, our Common Stock periodically is the subject of limited trading activity and, as a result, investors may have difficulty buying or selling our Common Stock on any given trading day. During one four day period in calendar year 1997, for example, no trading in our Common Stock took place on the Nasdaq SmallCap Market.

WE ARE CURRENTLY INCURRING NET OPERATING LOSSES--WE CANNOT BE CERTAIN THAT WE WILL ACHIEVE PROFITABILITY IN THE FUTURE.

         We have incurred net operating losses in each of the last three fiscal years ending June 30, 1999, 1998 and 1997, respectively. These net operating losses totaled approximately $4,072,000 during this three year period, and we have an accumulated deficit of approximately $3,801,000 at June 30, 1999.

         We attribute these recent losses largely to our transition away from night vision products and services sold primarily under contracts or subcontracts with the United States Government, and our concentration of research and product development resources on new products, principally filters for Wavelength Division Multiplexers (WDMs). Our WDM filters are still in development and have not yet resulted in appreciable revenues. Given the uncertainties surrounding the development and marketing of our WDM filters, it remains to be seen whether we will achieve profitability as a result of our initiatives in the WDM area.

THE SUCCESS OF OUR WDM INITIATIVE IS NOT GUARANTEED--IF THIS INITIATIVE IS UNSUCCESSFUL, OUR OPERATING RESULTS MAY BE SEVERELY IMPAIRED.

         We plan to devote the majority of our research and development resources to the development and marketing of new products, particularly filters made of specially treated glass which will be used as components in Wavelength Division Multiplexers (WDMs). WDMs are devices which, when inserted in fiber optic cable lines, increase significantly the amount of data that such lines can carry.

         The Company is in the process of developing WDM filter prototypes which can reliably meet a set of performance requirements supplied to us by potential customers. We cannot guarantee that these efforts will be successful or that we will succeed in developing and marketing WDM filters or any other new products. Also, certain domestic and foreign companies have begun marketing products which employ technologies similar to our WDM filter technology. We cannot predict whether our WDM filters, if and when successfully developed, will be perceived in the marketplace as more cost-effective, efficient or reliable than these competing products.

         Based upon our expectations about market acceptance of our WDM filters, we expect to continue to increase our research and development expenditures in the WDM area. Our operating results may be severely impaired if these development efforts are unsuccessful or if sales of our new products are below expectations.

OUR QUARTERLY FINANCIAL RESULTS DEPEND ON A LARGE NUMBER OF FACTORS AND THEREFORE MAY VARY QUARTER TO QUARTER--AS A RESULT, WE CANNOT PREDICT WITH A HIGH DEGREE OF CERTAINTY OUR OPERATING RESULTS IN ANY PARTICULAR FISCAL QUARTER.

         Our quarterly operating results may vary significantly depending upon factors such as:

                  -        the timing of completion of significant orders

                  - the timing and amount of our research and development expenditures

                  - the costs of initial product production in connection with new products

                  - the timing of new product introductions -- both by us and by our competitors

                  - the timing and level of market acceptance of new products or enhanced versions of our existing products

We cannot be certain whether we will be able to grow or sustain revenues or achieve or maintain profitability on a quarterly or annual basis or that levels of revenue and/or profitability may not vary from one such period to another.

WE RELY ON A SMALL NUMBER OF CUSTOMERS AND CANNOT BE CERTAIN THEY WILL CONSISTENTLY PURCHASE OUR PRODUCTS IN THE FUTURE.

         In the fiscal year ended June 30, 1999, our largest customer represented approximately 37% of our total revenues. In the fiscal year ended June 30, 1998, our three largest customers represented approximately 22%, 14% and 10%, respectively, of our total revenues. In the fiscal year ended June 30, 1997, our two largest customers represented approximately 38% and 23%, respectively, of our total revenues. No other customer accounted for more than 10% of our revenues during those periods.

         Two of the customers described above (one representing 22% of 1998 revenues and 38% of 1997 revenues and one representing 23% of 1997 revenues) no longer place orders with us. We attribute the loss of their business to two primary factors: declining demand for their own products (of which our products were components) and the availability to those customers of lower cost alternatives to our products sold by foreign manufacturers.

         In the future, a small number of customers may continue to represent a significant portion of our total revenues in any given period. We cannot be certain that such customers will consistently purchase our products at any particular rate over any subsequent period.

WE RELY HEAVILY UPON THE TALENTS OF OUR CHIEF EXECUTIVE OFFICER AND OUR VICE PRESIDENT, OPERATIONS--THE LOSS OF EITHER OF THEM COULD SEVERELY DAMAGE OUR BUSINESS.

         Our performance depends to a large extent on a small number of key scientific, technical, managerial, and marketing personnel. In particular, we believe our success is highly dependent upon the services and reputation of both our Chief Executive Officer, Mr. Richard E. Forkey, and our Vice President, Operations, Mr. Kumar M. Khajurivala. Loss of either Mr. Forkey's or Mr. Khajurivala's services and scientific contributions could severely damage our business.

WE MUST CONTINUE TO BE ABLE TO ATTRACT EMPLOYEES WITH THE SCIENTIFIC AND TECHNICAL SKILLS THAT OUR BUSINESS REQUIRES--IF WE ARE UNABLE TO ATTRACT AND RETAIN SUCH INDIVIDUALS, OUR BUSINESS COULD BE SEVERELY DAMAGED.

         Our ability to attract employees with a high degree of scientific and technical talent is crucial to the success of our business. There is intense competition for the services of such persons, and we cannot guarantee that we will be able to attract and retain individuals possessing the necessary qualifications.

WE HAVE A NUMBER OF LARGE, WELL-FINANCED COMPETITORS WHO HAVE RESEARCH AND MARKETING CAPABILITIES THAT ARE SUPERIOR TO OURS.

         The industries in which we compete are highly competitive. Many of our existing and potential competitors have greater financial resources and manufacturing capabilities, more established and larger marketing and sales organizations and larger technical staffs than we have. Other companies, some with greater experience in the telecommunications, optics, semiconductor or medical products industries, are seeking to produce products and services that compete with our products and services.

WE ARE SUBJECT TO A HIGH DEGREE OF REGULATORY OVERSIGHT--WE CANNOT BE CERTAIN THAT WE WILL CONTINUE TO RECEIVE THE NECESSARY REGULATORY APPROVALS.

         The FDA has allowed us to market the medical products we currently sell in the United States. However, prior FDA approval may be required before we can market additional medical products that we may develop in the future. We may also seek to sell current or future medical products in a manner that requires us to obtain FDA permission to market such products. We may also require the regulatory approval or license of other federal, state or local agencies or comparable agencies in other countries.

         We cannot be certain that we will continue to receive the FDA's permission to market our current products or obtain the necessary regulatory permission, approvals or licenses for the marketing of any of our future products. Also, we cannot predict the impact on our business of FDA regulations or determinations arising from future legislation or administrative action.

WE FACE RISKS INHERENT IN PRODUCT DEVELOPMENT AND PRODUCTION UNDER FIXED PRICE CONTRACTS--WE CANNOT BE SURE THAT THESE CONTRACTS WILL BE PROFITABLE OVER TIME.

         A significant portion of our business has been devoted to research, development and production under fixed price contracts. For our purposes, a fixed price contract is any contract under which we will provide products or services for a fixed price over an extended period of time (usually six months to a year, with some government contracts extending as long as three years). In our 1999, 1998 and 1997 fiscal years, fixed price contracts represented approximately 62%, 55% and 67%, respectively, of our total revenues. We expect that revenues from fixed price contracts will continue to represent a significant portion of our total revenues in future fiscal years.

         Because they involve performance over time, we cannot predict with certainty the expenses involved in meeting our obligations under fixed price contracts. Therefore, we can never be sure at the time we enter into any single fixed price contract that such contract will be profitable for us. Although fixed price contracts were profitable for us overall in each of 1999, 1998 and 1997, cost overruns have caused, and will likely continue to cause, individual fixed price contracts that we enter into from time to time to be unprofitable.

THIRD PARTIES MAY INFRINGE ON OUR PATENTS--IF A PATENT CLAIM AGAINST US IS SUCCESSFUL, WE COULD INCUR SIGNIFICANT EXPENSE IN PROTECTING OUR PATENTS OR NOT HAVE SUFFICIENT RESOURCES TO PROTECT THEM.

         We hold a number of patents that are important to our business. Although we are not currently aware of any past or present infringements of our patents, we plan to protect these patents from infringement and obtain additional patents whenever feasible. To this end, we have obtained confidentiality agreements from our employees and consultants and others who have access to the design of our products and other proprietary information. Protecting and obtaining patents, however, is both time consuming and expensive. We therefore may not have the resources necessary to assert all potential patent infringement claims or pursue all patents that might be available to us.

THIRD PARTIES MAY CLAIM THAT WE HAVE INFRINGED ON THEIR PATENTS--AS A RESULT, WE COULD BE PROHIBITED FROM USING ALL OR PART OF ANY TECHNOLOGY USED IN OUR PRODUCTS.

         The technologies used or to be used in our advanced optical systems may infringe upon patents or proprietary technology held or owned by other persons. Should these persons claim a proprietary right to all or part of any technology that we use in our products, such a claim, regardless of its merit, could involve us in costly litigation. If successful, such a claim could also result in us being unable to freely to use the technology that was the subject of the claim, or sell products embodying such technology.

WE DEPEND ON THE AVAILABILITY OF CERTAIN KEY SUPPLIES AND SERVICES THAT ARE AVAILABLE FROM ONLY A FEW SOURCES--IF WE EXPERIENCE DIFFICULTY WITH A SUPPLIER, WE MAY HAVE DIFFICULTY FINDING ALTERNATIVE SOURCES OF SUPPLY.

         Certain key supplies used in our products, particularly precision grade optical glass, are available from only a few sources, each of which is located outside the United States. Also, outside vendors grind and polish certain of our lenses and other optical components, such as prisms and windows. Based upon our ordering experience to date, we believe the materials and services required for the production of our products are currently available in sufficient quantities. Our requirements are small relative to the total supply, and we are not currently encountering problems with availability. However, this does not mean that we will continue to have timely access to adequate supplies of essential materials and services in the future or that supplies of these materials and services will be available on satisfactory terms when the need arises. Our business could be severely damaged if we become unable to procure essential materials and services in adequate quantities and at acceptable prices.

         From time to time, certain of our products may be produced for us by subcontractors, and our business is subject to the risk that these subcontractors fail to make timely delivery. Our products and services are also from time to time used as components of the products and services of other manufacturers. We are therefore subject to the risk that manufacturers that integrate our products or services into their own products or services are unable to acquire essential supplies and services from third parties in a timely fashion.

SPACE CONSTRAINTS MAY REQUIRE US TO OBTAIN ADDITIONAL FACILITIES, AND ACQUIRING ADDITIONAL SPACE COULD BE EXPENSIVE.

         We believe our current facilities are adequate for our existing operations. However, we may require additional space if we significantly increase production, acquire substantial new equipment, begin to produce materials or supplies that we currently purchase from others or otherwise expand our manufacturing capabilities. Any acquisition of additional facilities could require us to make significant expenditures.

OUR CUSTOMERS MAY CLAIM THAT THE PRODUCTS WE SOLD THEM WERE DEFECTIVE--IF OUR INSURANCE IS NOT SUFFICIENT TO COVER A CLAIM, WE WOULD BE LIABLE FOR THE EXCESS.

         Like any manufacturer, we are and always have been exposed to liability claims resulting from the use of our products. We maintain product liability insurance to cover us in the event of liability claims, and no such claims have been asserted or threatened against us to date. However, we cannot be certain that our insurance will be sufficient to cover all possible future product liabilities.

WE WOULD BE LIABLE IF OUR BUSINESS OPERATIONS HARMED THE ENVIRONMENT--FAILURE TO MAINTAIN COMPLIANCE WITH ENVIRONMENTAL LAWS COULD SEVERELY DAMAGE OUR BUSINESS.

         Our operations are subject to a variety of federal, state and local laws and regulations relating to the protection of the environment. From time to time, we use hazardous materials in our operations. Although we believe that we are in compliance with all applicable environmental laws and regulations, our business could be severely damaged by any failure to maintain such compliance.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the reporting requirements of the Securities Exchange Act of 1934. This Act requires us to file annual and quarterly reports on our financial and business results, proxy materials and other information with the SEC. Our annual and quarterly reports, proxy statements and other information can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a web site (at http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers (including Precision Optics Corporation) that file electronically with the SEC.

         We have filed with the SEC a registration statement on Form S-3 covering the shares of Common Stock offered with this prospectus. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the SEC's rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement (including exhibits to the registration statement) may be inspected and copied at the SEC's Public Reference Room. Also, the registration statement was filed electronically with the SEC and is available on the SEC's web site (at http://www.sec.gov).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

         (i) Our annual report on Form 10-KSB for the fiscal year ended June 30, 1999, including portions of our Proxy Statement dated October 14, 1999, relating to our 1999 Annual Meeting of Stockholders (SEC File No. 001-10647).

         (ii) The description of our Common Stock contained in our registration statement on Form S-1 (SEC File No. 33-43929).

         We will provide, upon written or oral request, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any or all of the documents which have been or may be incorporated in this prospectus by reference, other than certain exhibits to such documents. Requests for such copies should be directed to: Jack P. Dreimiller, Precision Optics Corporation, Inc., 22 East Broadway, Gardner, Massachusetts 01440, (978) 630- 1800.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds of the Common Stock offered by this prospectus.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the ownership of our Common Stock by the selling stockholders as of September 17, 1999, including the number of shares of Common Stock offered with this prospectus.


                                               Number of Shares      Number of Shares          Shares of Common
                                                of Common Stock       of Common Stock          Stock Beneficially
                                              Beneficially Owned       Offered with            Owned After Offering
     SELLING STOCKHOLDER                     Prior to Offering(2)     this Prospectus       Number         Percent
     -------------------                     --------------------     ---------------       ------         -------
Special Situations Cayman Fund, L.P.(1)             250,000(3)               250,000           -0-           **
c/o Special Situations Fund III, L.P.
153 East 53rd Street
New York, NY 10022

Special Situations Fund III, L.P.(1)              1,087,600(4)               750,000       337,600         4.39%
153 East 53rd Street
New York, NY 10022

Special Situations Private Equity Fund, L.P.(1)   1,450,000(5)               700,000       750,000         9.30%
c/o Special Situations Fund III, L.P.
153 East 53rd Street
New York, NY 10022

Special Situations Technology Fund, L.P.(1)         550,000(6)               300,000       250,000         3.20%
c/o Special Situations of Fund III, L.P.
153 East 53rd Street
New York, NY 10022


** The number of shares indicated does not exceed one percent of the number of shares of our Common Stock outstanding.

(1) Austin W. Marxe, a Director of the Company, is the Managing Director of each of the selling stockholders and could be deemed a beneficial owner of the shares of the selling stockholders.

(2) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each selling stockholder named in the table above has sole voting and investment power with respect to the shares set forth opposite his or its name. Percentage beneficial ownership is based on 7,687,595 shares of Common Stock outstanding as of September 17, 1999.

(3) Includes 125,000 shares which may be acquired within 60 days of the date of this prospectus upon the exercise of outstanding warrants owned by Special Situations Cayman Fund, L.P. All shares owned by Special Situations Cayman Fund, L.P. were issued, or are issuable upon the exercise of warrants issued, to it in a private placement on August 5, 1999. As part of the private placement transaction, we agreed to file the registration statement which includes this prospectus.

(4) Includes 375,000 shares which may be acquired within 60 days of the date of this prospectus upon the exercise of outstanding warrants owned by Special Situations Fund III, L.P. The 750,000 shares owned by Special Situations Fund III, L.P. were issued, or are issuable upon the exercise of warrants issued, to it in the August 5, 1999 private placement described in footnote (3).

(5) Includes 725,000 shares which may be acquired within 60 days of the date of this prospectus upon the exercise of outstanding warrants owned by Special Situations Private Equity Fund, L.P. All shares owned by Special Situations Private Equity Fund, L.P. were issued, or are issuable upon the exercise of warrants issued, to it in connection with the August 5, 1999 private placement described in footnote (3) and a private placement on June 30, 1998.

(6) Includes 275,000 shares which may be acquired within 60 days of the date of this prospectus upon the exercise of outstanding warrants owned by Special Situations Technology Fund, L.P. All shares owned by Special Situations Technology Fund, L.P. were issued, or are issuable upon the exercise of warrants issued, to it in connection with the August 5, 1999 private placement described in footnote (3) and the June 30, 1998 private placement described in footnote (5).


                              PLAN OF DISTRIBUTION

         The selling stockholders have not advised us of any specific plans for the distribution of the shares of Common Stock covered by this prospectus. These shares may be sold from time to time by the selling stockholders or their successors in interest. Such sales may be made in one or more transactions on the Nasdaq SmallCap Market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. These sales may take one or more of the following forms:

         - a "block" trade in which a broker or dealer will attempt to sell the shares as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;

         - purchases by a broker or dealer as a principal and resale by such broker or dealer for its own account; and

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders (and, if they act as agent for the purchaser, from the purchaser). These commissions may, in certain situations, be negotiated and in excess of customary rates. Any participating brokers or dealers and certain of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus.

         If we are notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer as a principal, a supplemental prospectus will be filed listing:

         - the name of each selling stockholder and of the participating broker-dealers(s);

         -        the number of shares involved;

         -        the price at which such shares were sold;

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

         -        other facts material to the transaction.

         We have agreed to pay the cost of registering the shares covered by this prospectus and the costs of preparing this prospectus and the registration statement under which it is filed. These expenses are estimated to be approximately $20,574.

         Precision Optics Corporation and the selling stockholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act of 1933.

         We have agreed to use our best efforts to keep the registration statement of which this prospectus is a part continuously effective until the earlier of (i) two years from the date on which warrants now held by Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. have been exercised in full or earlier terminated or (ii) such time as all of the shares now held by Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. have been sold.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock being offered under the prospectus will be passed upon for Precision Optics Corporation by Ropes & Gray, Boston, Massachusetts.


                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 have been audited by Arthur Andersen LLP, independent auditors, as stated in their report.

         NO DEALER, SALES PERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PRECISION OPTICS CORPORATION, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY ANY SHARES OF OUR COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                        2,000,000 Shares of Common Stock

                       PRECISION OPTICS CORPORATION, INC.




                               _____________, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemization of the expenses incurred or expected to be incurred by Precision Optics Corporation, Inc. (the "Company") in connection with the offering described in this registration statement. No portion of such expenses are expected to be borne by selling stockholders.
(Items marked with an asterisk (*) represent estimated expenses):


         Registration Fee..................................       $     574.00
         Printing Cost*....................................       $   2,000.00
         Legal Fees*.......................................       $  15,000.00
         Accounting Fees*..................................       $   2,000.00
         Miscellaneous*....................................       $   1,000.00


              TOTAL*.......................................       $   20,574.00
                                                                  ------------
                                                                  ------------



ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Company is organized under the laws of The Commonwealth of Massachusetts. The Massachusetts Business Corporation Law provides that indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by the corporation to whatever extent specified in or authorized by its articles of organization, a by-law adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors, except that no indemnification may be provided for any person with respect to any matter as to which the person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. Under Massachusetts law, a corporation can purchase and maintain insurance on behalf of any person against liability incurred as a director, officer, employee, agent or person serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, in his capacity as such, whether or not the corporation would have the power to itself indemnify him against such liability.

         The Company's articles of organization provide that its directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Massachusetts Business Corporation Law as in effect at the time such liability is determined. The by-laws of the Company provide generally that the Company shall, to the extent legally permissible, indemnify its directors and officers against all liabilities and expenses incurred by them in connection with the defense or disposition of any action, suit or other proceeding in which he may be involved, or by which he may be threatened, by reason of his being or having been a director or officer, except with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the Company. In addition, the Company holds a directors and officers liability policy.

ITEM 16. EXHIBITS

         The following exhibits are filed herewith:


Exhibit
NO.      TITLE


2.1 Stock Subscription Agreement dated as of August 5, 1999 by and among the Company, Special Situations Cayman Funds, L.P., Special Situations
         Fund III, L.P., Special Situations Private Equity Fund, L.P. and
         Special Situations Technology Fund, L.P. (1)

2.2 Stock Subscription Agreement dated as of June 30, 1998 by and among the Company, Special Situations Private Equity Fund, L.P. and Special
         Situations Technology Fund, L.P. (2)

4.1      Articles of Organization of the Company (3)

4.2      By-laws of the Company (4)

4.3      Specimen Common Stock Certificate (3)

4.4 Registration Rights Agreement dated as of August 5, 1999 by and among the Company, Special Situations Cayman Funds, L.P., Special Situations
         Fund III, L.P., Special Situations Private Equity Fund, L.P. and
         Special Situations Technology Fund, L.P. (1)

4.5      Common Stock Purchase Warrant dated August 5, 1999 issued to Special
         Situations Cayman Fund, L.P. (1)

4.6      Common Stock Purchase Warrant dated August 5, 1999 issued to Special
         Situations Fund III, L.P. (1)

4.7      Common Stock Purchase Warrant dated August 5, 1999 issued to Special
         Situations Private Equity Fund, L.P. (1)

4.8      Common Stock Purchase Warrant dated August 5, 1999 issued to Special
         Situations Technology Fund, L.P. (1)

4.9 Registration Rights Agreement dated as of June 30, 1998 by and among the Company, Special Situations Private Equity Fund, L.P. and Special
         Situations Technology Fund, L.P. (2)

4.10     Common Stock Purchase Warrant dated June 30, 1998 issued to Special
         Situations Private Equity Fund, L.P. (2)

4.11     Common Stock Purchase Warrant dated June 30, 1998 issued to Special
         Situations Technology Fund, L.P. (2)

5.1      Opinion of Ropes & Gray

23.1     Consent of Arthur Andersen LLP

23.2 Consent of Ropes & Gray (contained in the opinion filed as Exhibit 5 to this Registration Statement)


24.1 Power of Attorney (included in part II of this Registration Statement under the caption "Signatures")


(1) Incorporated herein by reference to the Company's 1999 Annual Report on Form 10-KSB (No. 001-10647).

(2) Incorporated herein by reference to the Company's 1998 Annual Report on Form 10-KSB (No. 001-10647).

(3) Incorporated herein by reference to the Company's Registration Statement on Form S-18 (No. 33-36710-B).

(4) Incorporated herein by reference to the Company's 1991 Annual Report on Form 10-KSB (No. 001-10647).


ITEM 17. UNDERTAKINGS

(a)  The Company hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus included within this registration statement any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the

Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                [Remainder of this page intentionally left blank]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Gardner, Massachusetts, on the 28th day of September, 1999.

                                       PRECISION OPTICS CORPORATION, INC.


                                             /s/  RICHARD E. FORKEY
                                             -----------------------------------
                                       By:   Richard E. Forkey
                                             Chairman, Chief Executive Officer
                                             and President


                        POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of Precision Optics Corporation, Inc., hereby severally constitute and appoint Richard E. Forkey and Jack P. Dreimiller and each of them singly, as true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all additional amendments to this registration statement, and generally to do all things in our names and on our behalf in such capacities to enable Precision Optics Corporation, Inc. to comply with the provisions of the Securities Act of 1993, as amended, and all applicable requirements of the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                   CAPACITY                            DATE


/s/ RICHARD E. FORKEY                                Chairman of the            September 28, 1999
----------------------------------          Board of Directors,
Richard E. Forkey                           Chief Executive Officer
                                            and President
                                            (principal executive officer)


/s/ JACK P. DREIMILLER                               Senior Vice President,     September 28, 1999
----------------------------------          Finance, Chief Financial
Jack P. Dreimiller                          Officer and Clerk (principal
                                            financial and accounting
                                            officer)


/s/ EDWARD A. BENJAMIN                      Director                            September 28, 1999
---------------------------------
Edward A. Benjamin


/s/  H. ANGUS MACLEOD                       Director                            September 28, 1999
----------------------------------
H. Angus Macleod


/s/ AUSTIN W. MARXE                         Director                            September 20, 1999
----------------------------------
Austin W. Marxe



/s/ JOEL R. PITLOR                          Director                           September 28, 1999
----------------------------------
Joel R. Pitlor


/S/ ROBERT R. SHANNON                       Director                           September 28, 1999
----------------------------------
Robert R. Shannon


                                  EXHIBIT INDEX

Exhibit
NO.               TITLE

2.1 Stock Subscription Agreement dated as of August 5, 1999 by and among the Company, Special Situations Cayman Funds, L.P., Special Situations
         Fund III, L.P., Special Situations Private Equity Fund, L.P. and
         Special Situations Technology Fund, L.P. (1)

2.2 Stock Subscription Agreement dated as of June 30, 1998 by and among the Company, Special Situations Private Equity Fund, L.P. and Special
         Situations Technology Fund, L.P. (2)

4.1      Articles of Organization of the Company (3)

4.2      By-laws of the Company (4)

4.3      Specimen Common Stock Certificate (3)

4.4 Registration Rights Agreement dated as of August 5, 1999 by and among the Company, Special Situations Cayman Funds, L.P., Special Situations
         Fund III, L.P., Special Situations Private Equity Fund, L.P. and
         Special Situations Technology Fund, L.P. (1)

4.5      Common Stock Purchase Warrant dated August 5, 1999 issued to Special
         Situations Cayman Fund, L.P. (1)

4.6      Common Stock Purchase Warrant dated August 5, 1999 issued to Special
         Situations Fund III, L.P. (1)

4.7      Common Stock Purchase Warrant dated August 5, 1999 issued to Special
         Situations Private Equity Fund, L.P. (1)

4.8      Common Stock Purchase Warrant dated August 5, 1999 issued to Special
         Situations Technology Fund, L.P. (1)

4.9 Registration Rights Agreement dated as of June 30, 1998 by and among the Company, Special Situations Private Equity Fund, L.P. and Special
         Situations Technology Fund, L.P. (2)

4.10     Common Stock Purchase Warrant dated June 30, 1998 issued to Special
         Situations Private Equity Fund, L.P. (2)

4.11     Common Stock Purchase Warrant dated June 30, 1998 issued to Special
         Situations Technology Fund, L.P. (2)

5.1      Opinion of Ropes & Gray

23.1     Consent of Arthur Andersen LLP

23.2 Consent of Ropes & Gray (contained in the opinion filed as Exhibit 5 to this Registration Statement)

24.1 Power of Attorney (included in part II of this Registration Statement under the caption "Signatures")







(1) Incorporated herein by reference to the Company's 1999 Annual Report on Form 10-KSB (No. 001-10647).

(2) Incorporated herein by reference to the Company's 1998 Annual Report on Form 10-KSB (No. 001-10647).

(3) Incorporated herein by reference to the Company's Registration Statement on Form S-18 (No. 33- 36710-B).

(4) Incorporated herein by reference to the Company's 1991 Annual Report on Form 10-KSB.